Mail Stop 04-05						June 13, 2005




Mr. William W. Davis
Executive Vice President and Chief Financial Officer
Crosstex Energy, L.P.
2501 Cedar Springs Road
Dallas, Texas  75201


Re:	Crosstex Energy, L.P.
      Form 10-K, Filed March 15, 2005
      File No. 000-50067


Dear Mr. Davis:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								H. Roger Schwall
								Assistant Director



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Fresh Del Monte Produce Inc.
April 20, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE